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                                                                    EXHIBIT 99.1

CISCO SYSTEMS COMPLETES ACQUISITION OF ACTIVE VOICE CORPORATION

SAN JOSE, Calif., February 15, 2001 -- Cisco Systems, Inc. today announced it has completed the acquisition of publicly held Active Voice Corporation of Seattle, Washington. The acquisition of Active Voice supports Cisco's vision to deliver unified communications and a single, end-to-end IP network combining data, voice and video for the corporate enterprise.

On Nov. 10, 2000, Cisco announced a definitive agreement to acquire Active Voice, a leading provider of Internet Protocol (IP)-based unified communication solutions for the enterprise. Cisco paid approximately $266 million in stock for Active Voice's Unity(TM) operation, comprised of IP-based unified communication solutions. Additionally, Cisco paid approximately $30 million in stock to Active Voice shareholders for Active Voice's circuit switched PBX voicemail solutions business, which was immediately sold by Cisco for $30 million to a newly formed private company. This business will continue to operate under the name "Active Voice, Inc." and will be comprised of a group of former employees of Active Voice Corporation.

As a result of the acquisition, each share of common stock of Active Voice Corporation will be converted to 0.57960 of a share of Cisco common stock, and Active Voice stock options will be converted to Cisco stock options on the same basis. The acquisition is being accounted for using purchase accounting.

ABOUT CISCO SYSTEMS

Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

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Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of
Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

MORE INFORMATION

PRESS CONTACT:
Robyn Jenkins
Cisco Systems, Inc.
(408) 853-9848
rojenkin@cisco.com

INVESTOR RELATIONS CONTACT:
Roberta Detata
Cisco Systems, Inc.
(408) 527-6388
rdetata@cisco.com

INDUSTRY ANALYST RELATIONS CONTACT:
Art Rangel
Cisco Systems, Inc.
(408) 853-5705
arangel@cisco.com